UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 23, 2005

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

(303) 660-3933
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 23, 2005, SAN Holdings, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain letter agreement dated March 31, 2003 (“Credit Support Agreement”), among the Company, the Company’s majority shareholder, Sun Solunet LLC (“Sun Solunet”) and an affiliate of Sun Solunet, Sun Capital Partners II, LP (the “Guarantor”). The Amendment is attached as an exhibit to this Report and the Credit Support Agreement was previously filed as an exhibit to the Company’s Amended Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 3, 2003.

Pursuant to the Credit Support Agreement, the Company was obligated to issue to Sun Solunet at six-month intervals (each May and November) a stock purchase warrant according to formulas set forth in the Credit Support Agreement in partial consideration for a guaranty provided by the Guarantor on the revolving credit line (the “Credit Facility”) of up to $13 million that the Company maintained with Harris N.A. (formerly known as Harris Trust and Savings Bank) (“Harris Trust”). On November 23, 2005, Sun Solunet purchased the Credit Facility from Harris Trust and the guaranty provided by the Guarantor was terminated. The Amendment provides that the Company shall be obligated to issue stock purchase warrants to Sun Solunet as lender under the Credit Facility based on the amount of borrowing availability on the Credit Facility at the same intervals and pursuant to the same formulas applicable prior to the termination of the guaranty.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	Letter Agreement dated November 23, 2005 among SAN Holdings, Inc., Sun Solunet LLC and Sun Capital Partners II, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By: /s/ Robert C. Ogden
Robert C. Ogden, Vice President,
Chief Financial Officer and Secretary

Date: November 29, 2005